EXHIBIT 11.1

              STATEMENT OF COMPUTATION OF NET LOSS PER SHARE


                                                                  YEAR ENDED DECEMBER 31,
                                                           --------------------------------------
                                                              1994         1995          1996
                                                           -----------  -----------   -----------
Net Loss ...........................................         (705,111)    (876,866)   (2,687,835)
Weighted average shares of Common Stock outstanding         1,398,996    1,410,923     2,453,904
Shares related to staff accounting bulletin topic 4D:
   Stock options ...................................          164,008      164,008       164,008
   Common Stock ....................................        1,700,443    1,700,443       657,936
Shares used in computing net loss per share ........        3,263,447    3,275,374     3,275,848
Net loss per share .................................       $    (0.22)  $    (0.27)  $     (0.82)
Calculation of shares outstanding for computing pro
  forma net loss per share:
   Shares used in computing net loss per share .....        3,263,447    3,275,374     3,275,848
   Adjusted to reflect the effect of the assumed con-
     version  of Preferred Stock from the date of
     issuance(1) ...................................        1,196,413    1,345,102     1,510,015
Shares used in computing pro forma net loss per share       4,459,860    4,620,476     4,785,863
Pro forma net loss per share .......................       $    (0.16)  $    (0.19)  $     (0.56)


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(1) Series A and B.